Exhibit 10.10

MASTER SERVICES AGREEMENT

Between

Windstream Services, LLC

And

Talk America Services, LLC

Proprietary and Confidential

MASTER SERVICES AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1
1.1	Definitions	1
1.2	Definition Cross-Reference Index	3
2.	TERM	3
3.	SERVICES	4
3.1	Statements of Work	4
3.2	Scope of Work	4
3.3	Error Correction	4
4.	INVOICES AND PAYMENTS	4
4.1	Fees	4
4.2	Taxes	4
4.3	Invoicing and Payment	5
4.4	Pass Through Expenses	5
4.5	Billing and Remittance Agreement	5
5.	SERVICE LEVELS	5
6.	SECURITY REQUIREMENTS	5
6.1	Information Security Requirements	5
7.	RELATIONSHIP MANAGEMENT	6
8.	DISPUTE RESOLUTION	7
8.1	Dispute Resolution	7
8.2	Claim Expiration	7
8.3	Continuity of Services	7
8.4	Injunctive Relief	7
9.	EQUIPMENT AND SOFTWARE SUPPORT	8
9.1	Equipment	8
9.2	Software Support	8
10.	REQUIRED CONSENTS	8
10.1	TAS Consents	8
10.2	Windstream Consents	8
11.	PROPRIETARY RIGHTS	8
11.1	Ownership of Software	8
11.2	Termination or Expiration of Agreement	8
11.3	Developed Software	9
12.	TAS DATA	9
13.	FORCE MAJEURE; TIME OF PERFORMANCE	9
13.1	Force Majeure	9
13.2	Time of Performance and Increased Costs	10
14.	CONFIDENTIALITY	10
15.	REPRESENTATIONS AND WARRANTIES	11
15.1	Windstream’s Representations and Warranties	11
15.2	TAS Representations and Warranties	12
15.3	No Additional Representations or Warranties	12

i

16.	TERMINATION	12
16.1	Termination For Breach	12
16.2	Termination for Insolvency	13
16.3	Waiver	14
16.4	Termination Assistance	14
17.	INDEMNIFICATION	14
17.1	Personal Injury and Property Damage	14
17.2	Infringement Claims Relating to TAS Software	15
17.3	Infringement Claims Relating to Windstream Software	15
17.4	Indemnification Procedures	15
18.	LIMITATION OF LIABILITY	16
18.1	Limitation of Liability	16
18.2	Exclusion of Consequential Damages	16
18.3	Effect of TAS Software	16
19.	MISCELLANEOUS	16
19.1	Notices	16
19.2	Severability	17
19.3	Entire Agreement	17
19.4	Amendments	17
19.5	Governing Law	17
19.6	Survival	18
19.7	Relationship	18
19.8	Third Party Beneficiaries	18
19.9	Acknowledgment	18
19.10	Covenant of Further Assurances	18
19.11	Assignment	18
19.12	Press Release	19
19.13	Counterparts	19
19.14	Audit Rights	19

Exhibit A         Form of Statement of Work

ii

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of             , 2015, (the “Effective Date”) is made by and between Windstream Services, LLC, a Delaware limited liability company, on behalf of itself and its competitive local exchange and interexchange carrier affiliates (“Windstream”), and Talk America Services, LLC, a Delaware limited liability company (“TAS”).

WHEREAS, TAS desires to obtain from Windstream on the terms and conditions set forth in this Agreement the information technology and related services as described in this Agreement, as set forth in the Exhibits attached hereto and made a part hereof and as set forth in any Statement of Works entered into hereunder; and

WHEREAS, Windstream desires to provide to TAS such information technology and related services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, TAS and Windstream agree as follows:

1. DEFINITIONS

1.1 Definitions. As used in this Agreement:

“Agreement” shall mean this Master Services Agreement and all Exhibits hereto and any Statement of Work hereunder.

“Affiliate” with respect to either TAS or Windstream shall mean any other Person at any time now or hereafter controlling, controlled by or under common control with TAS or Windstream, as applicable. For purposes of this definition, “control” and its derivations shall mean the legal, beneficial, or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in an entity and, in the case of a limited partnership, also includes the holding by an entity (or one of its Affiliates) of the position of sole general partner.

“Billing and Remittance Agreement” shall mean that certain Billing and Remittance Agreement of even effective date between Windstream, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and CSL National, L.P., on behalf of itself and its Affiliates.

“Confidential Information” of TAS or Windstream means all information and documentation of TAS and Windstream, respectively, whether disclosed to or accessed by TAS or Windstream in connection with this Agreement both before and after the Effective Date, including the terms of this Agreement, a party’s Data, Software and all information, including

CPNI, information relating to customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies and processes, improvements, trade secrets, copyrightable subject matter and other proprietary information, of a party, the Affiliates of a party or its or their customers, suppliers, contractors and other third parties doing business with a party or its Affiliates; provided, however, in each case, that except to the extent otherwise provided by applicable law, the term “Confidential Information” will not include information that (1) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, or (4) is rightfully received by a party free of any obligation of confidentiality, provided that (a) such recipient has no knowledge that such information is subject to a confidentiality agreement and (b) such information is not of a type or character that a reasonable person would have regarded it as confidential.

“Customer Proprietary Network Information” or “CPNI” as defined in 47 U.S.C. § 222(h)(1). CPNI shall be treated as Confidential Information under this Agreement.

“Days” shall mean calendar Days unless otherwise specified.

“Effective Date” shall mean the date set forth above.

“Losses” shall mean all claims, losses, liabilities, obligations, payments, damages, charges, judgments, fines, penalties, costs and expenses of any kind or character with the exception of consequential, punitive, incidental and special damages, including but not limited to reasonable attorneys’ fees and costs and expenses resulting from any claims, demand, action, suit or similar proceeding.

“Pass Through Expenses” shall mean those designated out-of-pocket costs or expenses incurred by Windstream as provided in this Agreement that shall be passed through to TAS by Windstream at cost and without mark up or margin. Pass Through Expenses of Windstream shall not be limited to direct cost paid to third parties and may include charges for Windstream employees so long as such expenses are not otherwise included in the Fees payable by TAS under a Statement of Work.

“Person” shall mean an individual, corporation, partnership, limited liability company, sole proprietorship, joint venture, or other form of organization or entity, now existing or hereinafter formed or acquired.

“Representatives” refers to a party’s partners, agents, consultants, subcontractors, successors and permitted assigns.

“Software” shall mean collectively the TAS Software and the Windstream Software, except when otherwise indicated.

“Systems” shall mean collectively the TAS third party Software, the Windstream Software and the Equipment which are part of the data center used to provide the Services.

“TAS Software” shall mean the third party and proprietary software of TAS utilized by TAS during the Term of any Statement of Work with respect to the Services provided by Windstream.

“Windstream Software” shall mean any program or part of a program, which is proprietary to Windstream, or licensed or sublicensed to Windstream by a third party, including without limitation the software described in a Statement of Work, and provided and used by Windstream in connection with this Agreement.

1.2	Definition Cross-Reference Index.

As used in this Agreement, the following terms are defined in the following sections of the Agreement:

Term	Section
Affected Performance	13.1
Windstream	Preamble
Windstream Relationship Manager	7
Default Cure Period	16.1
Default Notice	16.1
Effective Date	Preamble
Fees	4.1
Force Majeure Event	13.1
Indemnified Parties	17.1
Management Committee	7
Service Levels	5
Services	3.1
Term	2
Termination Assistance Period	16.4
Termination Assistance Services	16.4
TAS	Preamble
TAS Data	12
TAS Relationship Manager	7
TAS Interruption Event	13.2

2.	TERM

This Agreement shall continue in full force and effect with respect to a Statement of Work until such time as the Statement of Work expires or is otherwise terminated pursuant to its terms (the “Term”). The term of each Statement of Work shall be as set forth in the applicable Statement of Work. This Agreement shall terminate thirty (30) Days after there is no Statement of Work in effect.

3.	SERVICES

3.1 Statements of Work. The services provided by Windstream under this Agreement (the “Services”) will be described in one or more statements of work in the form or substantially similar to the form attached hereto and labeled Exhibit A (each a “Statement of Work”). Each Statement of Work is to be separately executed and when so executed shall become a part of this Agreement. Terms and conditions in said Statement of Work(s) shall supersede any conflicting terms and conditions in this Agreement for only the specific services defined in said Statement of Work(s). All Statement of Work(s), together with the terms and conditions of this Agreement, shall constitute and be construed as the Agreement.

3.2 Scope of Work. Each Statement of Work attached hereto, together with its exhibits, if any, will define the scope of work for a particular Service provided by Windstream to TAS pursuant to this Agreement.

3.3 Error Correction. In the event of an error in processing TAS’ Data and to the extent reasonably practicable, Windstream will correct such error. TAS shall not incur additional charges in connection with the correction of such error unless such error was caused by (i) the nature of TAS’ Data submitted to Windstream, (ii) a TAS Interruption Event, or (iii) TAS’ failure to notify Windstream of the error within the applicable timeframe set forth below. TAS shall give notice of any error in processing to Windstream within thirty (30) Days after performance of such Services, and failure by TAS to provide notice within such thirty (30) Day period shall constitute final acceptance of such Services.

4. INVOICES AND PAYMENTS

4.1 Fees. TAS shall pay to Windstream the fees described in this Agreement (collectively “Fees”). All charges will be stated in United States dollars and shall be payable in United States dollars.

4.2 Taxes. All amounts due from TAS to Windstream are exclusive of tax. TAS shall pay directly or, if paid by Windstream, reimburse or indemnify Windstream for any applicable tax, including any sales, use, value added, excise, and goods and services taxes, imposed by any federal, state, or local governmental entity for products or services provided under this Agreement. TAS shall pay such taxes in addition to the sums due under this Agreement. All property, employment and income taxes based on the assets, employees and net income, respectively, of Windstream shall be Windstream’s sole responsibility. The parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party. If TAS disputes and refuses to pay any tax or provides an exemption certificate in connection therewith, TAS agrees to indemnify and hold Windstream harmless for such tax and related penalties and interest if such tax is later determined to be due and payable by TAS.

4.3 Invoicing and Payment. Windstream shall invoice TAS for all work performed according to the applicable Statement of Work, and the Billing and Remittance Agreement. Windstream shall submit detailed monthly invoices for all work performed. Windstream shall invoice TAS monthly for travel or other permitted expenses incurred, and shall include receipts and supporting data for such expenses. TAS shall reimburse Windstream for reasonable travel expenses incurred by Windstream’s personnel for travel approved by TAS’ Project Manager. In order to be eligible for reimbursement, all planned travel shall be approved in advance by TAS’ Project Manager and made in accordance with Windstream’s then current travel policy. All invoices submitted by Windstream must, at a minimum, set forth the following information: (i) the contract number of this Agreement and number(s) of the particular Statement of Work(s) being billed; (ii) the name(s) of the Service(s) to which the Statement of Work(s) relate; and (iii) a record of expenses to be reimbursed by TAS. Unless a Statement of Work provides otherwise, TAS shall pay invoices within forty-five (45) days of receipt from Windstream.

4.4 Pass Through Expenses. TAS shall reimburse Windstream for any Pass Through Expenses set forth in this Agreement. Windstream will use commercially reasonable efforts to minimize the amount of Pass Through Expenses. Each Statement of Work will list known Pass Through Expenses.

4.5 Billing and Remittance Agreement. Windstream and TAS agree to remit payments to each other in accordance with the terms and conditions set forth in the Billing and Remittance Agreement.

5. SERVICE LEVELS

The Service Levels applicable to each Service, if any, are set forth in the Statement of Work for such Service (the “Service Levels”).

6. SECURITY REQUIREMENTS

6.1 Information Security Requirements.

6.1.1 General Requirements. Both parties shall maintain a security policy that (a) provides guidance to its personnel to ensure the confidentiality, integrity and availability of information and systems maintained or processed by either of them, and (b) provides express instructions regarding the steps to take in the event of a compromise or other anomalous event. The policies shall address the following key points: delegation and assignment of responsibilities for security; management oversight for the policy and its deployment; means for managing security within the enterprise; policies and procedures for data confidentiality and privacy and data protection and access to, and handling of, data; and planning for incident response in the event of a breach of security or unauthorized disclosure of data. Each party shall maintain commercially reasonable standards and procedures to address the configuration, operation, and management of systems and networks, services, and data owned by the other. Such standards and procedures shall include commercial or professional-grade (a) security controls, (b) identification and patching of security vulnerabilities on a commercially reasonable schedule, (c) use of anti-virus software and current virus definitions, (d) change control processes and procedures, (e) problem management, and (f) incident detection and management. While each party shall continually update and modify its standards and procedures to reflect reasonable commercial improvements in information security, neither party shall be required to have better, stricter, or more robust information security standards and procedures than the other during the term of this Agreement.

6.1.2 Notice Requirements Regarding Information Security. Either party shall notify, by telephone and in writing, the other’s Chief Information Security Officer (“CISO”) of the following events without undue delay, as soon as practicable after the event:

(a) Suspected breaches or compromises of data, systems, or networks that directly or indirectly support the other, or claims or threats thereof made by any personnel or external person;

(b) Termination of any personnel for cause, where related to such personnel’s potential or actual misuse or compromise of data, systems, or networks that directly or indirectly support the other pursuant to this Agreement;

(c) Any law enforcement or administrative investigation or inquiry into suspected misuse or abuse of systems or networks;

(d) Non-compliance, for a period greater than one (1) week, with any requirement under the information security requirements of this Agreement; and

(e) Retention of a new third party technology vendor that will have responsibility for data, any system, or network that directly or indirectly supports the other pursuant to this Agreement.

7.	RELATIONSHIP MANAGEMENT

Each party will designate a relationship manager. The relationship manager for Windstream shall be Windstream’s                     , currently                      (the “Windstream Relationship Manager”) and the relationship manager for TAS shall be TAS’s                     , currently                     , (the “TAS Relationship Manager”) (collectively, the “Management Committee”). The Management Committee shall meet at least once each month during the Term to discuss any matters related to the Services or this Agreement, including, identifying any issues relating to the Services and suggesting corrective actions to solve such issues, and reviewing the composition of the Windstream personnel performing the Services and any planned or suggested changes to the Services. The TAS Relationship Manager will serve as the primary point of contact for the Windstream with respect to this Agreement. The Windstream Relationship Manager will have overall responsibility for Day-to-Day management and administration of the Services provided under this Agreement and will serve as the primary contact for TAS with respect to this Agreement.

8.	DISPUTE RESOLUTION

8.1 Dispute Resolution.

8.1.1 Except as otherwise provided in this Agreement, any dispute between the parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith negotiation between the parties. To initiate such negotiation, a party must provide to the other party written notice of the dispute that includes both a detailed description of the dispute or alleged nonperformance and the name of an individual who will serve as the initiating party’s representative in the negotiation. Failure to provide a detailed description of the dispute or alleged nonperformance will result in denial of the dispute. The other party shall have five (5) business Days to designate its own representative in the negotiation. The parties’ representatives shall meet at least once within fifteen (15) Days after the date of the initiating party’s written notice in an attempt to reach a good faith resolution of the dispute. Upon agreement, the parties’ representative may utilize other alternative dispute resolution procedures such as private mediation to assist in the negotiations.

8.1.2 If the parties have been unable to resolve the dispute within sixty (60) Days of the date of the initiating party’s written notice, either party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise.

8.1.3 The parties shall continue providing services to each other during the pendency of any dispute resolution procedure and the parties shall continue to perform their payment obligations in accordance with this Agreement.

8.1.4 ANY DISPUTE HEREUNDER REQUIRING JUDICIAL RESOLUTION SHALL ONLY BE MADE THE SUBJECT OF AN ACTION BROUGHT IN A COURT OF COMPETENT JURISDICTION IN PULASKI COUNTY, ARKANSAS, AND THE PARTIES EACH ACCEPT THE EXCLUSIVE JURISDICTION OF SUCH COURTS.

8.2 Claim Expiration. No claims under this Agreement may be made more than two (2) years after expiration or termination of this Agreement; failure to make such a claim within the two (2) years period shall forever bar the claim.

8.3 Continuity of Services. In the event of a Dispute between TAS and Windstream, during the pendency of the dispute resolution process described in this Section 8, Windstream shall continue to provide the Services and TAS shall continue to pay amounts invoiced by Windstream pursuant to this Agreement.

8.4 Injunctive Relief. Each party acknowledges and agrees that, in the event of a breach or threatened breach of any provision of this Agreement for which a party shall have no adequate remedy at law, that such party is entitled to seek an injunctive or equitable relief to prevent such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy is to be construed as a waiver, prohibition, or limitation of any legal or equitable remedies in the event of a breach hereof.

9. EQUIPMENT AND SOFTWARE SUPPORT

9.1 Equipment. Windstream shall provide the computer equipment and the necessary operating system software used to provide the Services (“Equipment”). TAS shall provide all other equipment necessary for itself in connection with the Services (including but not limited to personal computers, printers, and related peripheral equipment and network equipment).

9.2 Software Support. Windstream shall support the Windstream Software. The Fees for such support are included in the Fees payable under each Statement of Work. Unless otherwise agreed by the parties, TAS shall be responsible for providing support for the TAS Software, and any costs paid by Windstream for TAS Software shall be a Pass Through Expense.

10. REQUIRED CONSENTS.

10.1 TAS Consents. TAS shall obtain at its expense all consents and approvals necessary to allow Windstream and its Representatives to use the TAS Software used to provide the Services and for TAS to receive the Services during the Term; provided, however, in the event there is an expense associated with such consent and approval for Windstream and Windstream’s Representatives, TAS shall only be responsible for the expense necessary to obtain Windstream the rights contemplated by this Section 10.1.

10.2 Windstream Consents. Windstream shall obtain at its expense all consents and approvals necessary to allow Windstream to provide the Services to TAS and for TAS to receive from Windstream the Services during the Term, including approvals required to use the Windstream Software to provide the Services to TAS.

11. PROPRIETARY RIGHTS

11.1 Ownership of Software. All Software of a party, including enhancements or modifications thereto prepared by either party or their Representative, will be and will remain the exclusive property of that party or the third party licensors thereof and the other party will have no rights or interests in such Software except as described in this Section 11. A party shall not, without the owning party’s prior consent, decompile or reverse engineer the Software of the other party.

11.2 Termination or Expiration of Agreement. Upon expiration of this Agreement or termination of this Agreement for any reason, the rights granted to a party in this Agreement will immediately revert to the entity which granted them and the party using such Software shall, at no cost to the other party, other than the transfer fees described below (i) cease use of all Software of the other party, except to the extent as required in connection with the Termination Assistance Services, (ii) deliver to the other party a current copy, if any, of all the Software (including any related source code in such party’s possession or control) in the form in use as of the date of such expiration or termination of this Agreement, (iii) destroy or erase all other copies of the Software and documentation of the other party in a party’s possession or the possession of such party’s Representatives unless otherwise instructed by the other party, and (iv) if a party has modified or enhanced any Software of the other party, the modifying party shall deliver to the other party all copies of such modifications or enhancements, and any documentation related thereto.

11.3 Developed Software. Except with respect to the TAS Software and Windstream Software, the relative rights to which are described above in Section 11, the relative rights of the parties in any other software developed by Windstream upon request of TAS and any related documentation shall be determined by the parties prior to the time of development of such developed Software. TAS and Windstream shall each be the sole and exclusive owner of all trade secrets, patents, copyrights, and other proprietary rights owned by each of them as of the Effective Date.

12. TAS DATA.

All data and information submitted to Windstream by TAS in connection with Services rendered by Windstream to TAS (the “TAS Data”) is and will remain the property of TAS. Windstream and its representatives shall not (1) use the TAS Data for any purpose other than to provide the Services, (2) disclose, sell, assign, lease, or otherwise provide the TAS Data to third parties, or (3) commercially exploit the TAS Data. Windstream shall upon the earlier of (1) the request by TAS at any time or (2) the cessation of all Termination Assistance Services (as described in Section 16.4), promptly return to TAS, in the format and on the media requested by TAS, all of the TAS Data. TAS shall pay the cost of, and shall own, any media (for example, tapes) on which the TAS Data is stored. TAS shall pay the cost of shipment of such media to TAS. Windstream and its subcontractors shall not use archival tapes containing any TAS Data other than for the purposes described herein. Windstream shall not condition or withhold the return of any TAS Data upon the payment of any fees or expenses due Windstream by TAS, and Windstream shall not have, or assert, any lien or restriction on any TAS Data.

13. FORCE MAJEURE; TIME OF PERFORMANCE

13.1 Force Majeure. Neither party shall be held liable for any delay or failure in performance of all or a portion of the Services or of any part of this Agreement from any cause beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents and floods (“Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the party whose performance is affected shall give immediate written notice to the other party describing the affected performance, (“Affected Performance”) and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the Force Majeure Events and recommence the Affected Performance. TAS may immediately cease paying for that part of the Affected Performance which Windstream is unable to perform. In the event the delay caused by the Force Majeure Event lasts for a period of more than fifteen (15) Days, the parties shall negotiate an equitable modification to this Agreement (or the applicable Statement of Work) with respect to the Affected Performance. If the parties are unable to agree upon an equitable modification within ten (10) Days after such fifteen (15) Day period has expired, then either party shall be entitled to serve thirty (30) Days’ notice of termination on the other party with respect to only such Affected Performance. Windstream acknowledges that this provision shall not relieve Windstream of its obligation to provide the business continuity services as set forth in the applicable Statement of Work.

13.2 Time of Performance and Increased Costs. Windstream’s time of performance with respect to Services performed under this Agreement shall be extended, and its obligations hereunder shall be suspended as provided herein, if and to the extent reasonably necessary, in the event that (a) TAS fails to submit data or materials in the prescribed form agreed to by the parties or in accordance with the requirements identified in this Agreement, (b) TAS fails to perform on a timely basis or provide adequate resources to perform the material tasks, functions or other responsibilities of TAS, (c) TAS or any governmental agency authorized to regulate or supervise TAS makes any special request which extends Windstream’s normal performance schedule, or (d) any TAS Software does not perform, in all material respects, in accordance with its documentation and the same is necessary for Windstream’s performance hereunder or TAS or Windstream (at TAS’s direction) changes or modifies the TAS Software which change or modification materially affects Windstream’s performance of the Services (each of (a), (b), (c) and (d) a “TAS Interruption Event”). Windstream’s time of performance shall only be extended, and its obligations hereunder suspended, if (i) such Windstream nonperformance results from a TAS Interruption Event and (ii) Windstream uses commercially reasonable efforts to perform notwithstanding the TAS Interruption Event. Windstream shall give TAS immediate notice of a TAS Interruption Event. If a TAS Interruption Event occurs and Windstream is not prevented thereby from performing any Services, but the occurrence of such TAS Interruption Event results in an inability of Windstream to perform any or all of the Services at the Service Levels, then Windstream shall be relieved of Service Levels with respect to the affected Services for so long as the TAS Interruption Event continues to prevent performance in accordance with the applicable Service Levels. Further, if a TAS Interruption Event occurs and results in an increase in Windstream’s cost of providing the affected Services, Windstream shall advise TAS of such increased cost to Windstream and, thereafter, TAS may elect to either (i) modify Windstream’s performance of such Services so as to mitigate the increased costs related to the TAS Interruption Event until such time as the TAS Interruption Event no longer exists and continue to pay for such Services or (ii) elect to receive the Services from Windstream in which event TAS shall pay Windstream’s increase cost of performing the Services, and Windstream will thereafter provide the Services in compliance with the Service Levels if the payment of the increase in costs cures the TAS Interruption Event. If a TAS Interruption Event prevents Windstream from performing any Services, TAS shall continue to pay Windstream for the Services.

14. CONFIDENTIALITY.

Each party shall use at least the same standard of care in the protection of Confidential Information of the other party as it uses to protect its own confidential or proprietary information (provided that such Confidential Information shall be protected in at least a reasonable manner). Each party shall use the Confidential Information of the other party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees and Representatives having a “need to know” with respect to such purpose. Each party shall advise its respective employees and Representatives of such party’s obligations under this Agreement. Further, Windstream agrees to use TAS’ CPNI solely to provide the services under this Agreement and for no other purpose. Except as otherwise required by the terms of this Agreement or applicable law or national stock exchange rule, upon the expiration or termination of this Agreement all Confidential Information of a party disclosed to, and all copies thereof made by, the other party shall be returned to the disclosing party or, at the disclosing party’s option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing party certificates evidencing such destruction. The obligations in this Section 14 will not restrict disclosure by a party pursuant to applicable law, or by order or request of any court or government agency; provided that, prior to such disclosure the receiving party shall (i) immediately give notice to the disclosing party and (ii) cooperate with the disclosing party in challenging the right to such access and (iii) only provide such information as is required by law, such order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a party will not be afforded the protection of this Agreement if such Confidential Information was (A) rightfully obtained by the other party without restriction from a third party, (B) publicly available other than through the fault or negligence of the other party, or (C) released by the disclosing party without restriction to anyone.

15. REPRESENTATIONS AND WARRANTIES

15.1 Windstream’s Representations and Warranties. Windstream represents and warrants that:

15.1.1 It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

15.1.2 It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

15.1.3 With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Windstream’s ability to fulfill its obligations under this Agreement.

15.1.4 It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to it in connection with its obligations under this Agreement. In connection with providing the Services, Windstream shall comply with all applicable Federal, state and local laws and regulations and shall obtain all applicable permits and licenses related to the Service Locations.

15.1.5 The execution, delivery and performance of this Agreement will not cause a breach of any commitments by Windstream to third parties.

15.1.6 The Services and the Additional Services will be performed in a professional and workmanlike manner in accordance with the care and skill ordinarily used by other members of the information processing industry practicing under similar conditions at the same time.

15.2 TAS Representations and Warranties. TAS represents that:

15.2.1 It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

15.2.2 It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

15.2.3 With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on TAS’s ability to fulfill its obligations under this Agreement.

15.2.4 It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to TAS in connection with its obligations under this Agreement.

15.3 No Additional Representations or Warranties. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER TAS NOR WINDSTREAM MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND EACH AGREES THAT ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES THAT ARE NOT PROVIDED IN THIS AGREEMENT ARE HEREBY EXCLUDED AND DISCLAIMED.

16. TERMINATION

16.1 Termination For Breach.

16.1.1 Either party may terminate the Agreement or a Statement of Work immediately if the other party is in material default hereunder or under a Statement of Work and fails to either cure such default or begin implementation of a mutually agreed upon plan to cure such default within thirty (30) Days of written notice from the other party specifying the nature of such default and requiring its remedy (“Default Notice”) (or promptly following such notice, the breaching party has begun and thereafter diligently and in good faith is working to effect such cure and such cure could not reasonably be accomplished within thirty (30) Days, in which case the defaulting party shall have an additional thirty (30) Days) (“Default Cure Period”). In the event the default is not cured within the Default Cure Period, the non-defaulting party shall affect the termination by providing notice that the Agreement has been terminated and specifying the effective date of such termination. For purposes of this Agreement, a “material default” shall be a default which (a) substantially impairs or will, with certainty, impair the ability of a party to perform its obligations under this Agreement or (b) results in a substantial disruption of either party’s performance of operations under this Agreement or its normal and customary business operations.

16.1.2 Windstream may terminate the Agreement or a Statement of Work in the event any undisputed charges are past due and TAS fails to pay such charges within ten (10) Days after notice and demand by Windstream.

16.2 Termination for Insolvency. Consistent with applicable law then in force, in the event that either party:

16.2.1 Shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

16.2.2 shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing;

Then the other party may, by giving notice thereof to such party, exercise the right to terminate this Agreement, and such termination shall become effective as of the date specified in such termination notice.

16.2.3 In the event that:

(1) a proceeding or case shall be commenced, without the application or consent of a party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such party or of all or any substantial part of its property or assets or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue either uncontested or unstayed and in effect for a period of sixty (60) Days or more Days; or

(2) An order for relief against such party shall be entered in an involuntary case under the Bankruptcy Code;

Then the other party may, by giving notice thereof to such party, exercise the right to terminate this Agreement, and such termination shall become effective as of the date specified in such termination notice.

16.3 Waiver. No delay or omission by a party to exercise any right or power accruing hereunder will impair or be construed as a waiver of any such right or power nor will such party be deemed to have waived any event of default or acquiesced in it, and such party shall be entitled to exercise every such right and power from time to time and as often as shall be deemed expedient. All waivers shall be in writing and signed by the party waiving its rights.

16.4 Termination Assistance. Upon the termination or expiration of a Statement of Work for any reason, provided that TAS remains current on all undisputed Fees due under such Statement of Work, Windstream will provide TAS, at TAS’s request, the transition services reasonably necessary for TAS to effect an orderly transition for the performance by or on behalf of TAS of the Services so terminated. Further, Windstream will provide, at TAS’s request, all staff, services and assistance reasonably required by TAS for such transition (“Termination Assistance Services”). All Termination Assistance Services shall be at Windstream’s then-current rates for such Services, not to exceed the hourly rates, if any, set forth for similar services in the applicable Statement of Work. In the event Windstream terminates a Statement of Work for material breach of such Statement of Work by TAS, during the Termination Assistance Period, each month TAS shall prepay to Windstream all reasonably anticipated fees and expenses related to the Termination Assistance Services prior to the commencement of Termination Assistance Services for that month. Windstream will comply with TAS’s directions to accomplish the orderly transition and migration of the Services to TAS or any entity designated by the TAS, from Windstream. Windstream will continue to provide Services in connection with Termination Assistance Services for a period of up to twelve (12) months after termination or expiration of this Statement of Work, but only if requested by TAS, and for such further period as reasonably required by TAS (“Termination Assistance Period”). Windstream’s termination assistance obligations shall include, without limitation providing (a) information in regard to Windstream’s delivery of the Services, (b) detailed specifications and documentation available to Windstream for equipment and Software (if so permitted by the third party software licensor) used by Windstream to provide the Services, and (c) such other services as reasonably requested by TAS.

17. INDEMNIFICATION

17.1 Personal Injury and Property Damage. Each party agrees to indemnify, defend and hold harmless the other and its officers, directors, employees, Affiliates and Representatives (collectively, the “Indemnified Parties”) from any and all Losses arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified party or personal injury resulting from the actions or inactions of any employee or Representative of the indemnifying party insofar as such damage arises out of or in the course of fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying party, its employees or Representatives.

17.2 Infringement Claims Relating to TAS Software. TAS shall indemnify, defend and hold the Windstream Indemnified Parties harmless at its own expense, from any threatened claim, claim, action, brought by any third party against Windstream Indemnified Parties and all Losses due to such claim, threatened claim or action experienced by Windstream Indemnified Parties for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets or breach of confidentiality) based upon the TAS Software furnished hereunder by TAS. If any such threatened claim, claim or action is brought, or if the TAS Software (or any component thereof) is held to constitute an infringement or violation of any other party’s property rights and is enjoined, or if TAS deems it advisable to do so, TAS shall at its sole option take one or more of the following actions at no additional cost to Windstream: (a) procure the right to continue the use of the same without material interruption; (b) replace the same with non-infringing software that meets the specifications; (c) modify said TAS Software (to the extent legally permissible) so as to be non-infringing; or (d) terminate those Statements of Work in which the TAS Software is required for the performance of the Services by Windstream.

17.3 Infringement Claims Relating to Windstream Software. Windstream shall indemnify, defend and hold the TAS Indemnified Parties harmless at its own expense, from any threatened claim, claim, action, brought by any third party against the TAS Indemnified Parties and all Losses due to such claim, threatened claim or action experienced by the TAS Indemnified Parties for actual or alleged infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Windstream Software. If any such threatened claim, claim or action is brought, or if all or any part of the Windstream Software (or any component thereof) is held to constitute an infringement or violation of any other party’s intellectual property rights and is enjoined, or if Windstream deems it advisable to do so, Windstream shall at its sole option take one or more of the following actions at no additional cost to TAS: (a) procure the right to continue the use of the same without material interruption; (b) replace the same with non-infringing software that meets the specifications; (c) modify said Windstream Software (to the extent legally permissible) so as to be non-infringing; or (d) terminate those Statements of Work in which the Windstream Software is required for the performance of the Services by Windstream. This indemnity shall not extend to infringement to the extent determined by a court of competent jurisdiction that such Loss (i) would not have occurred but for: (A) Windstream’s compliance with TAS’s designs, processes or formulas; or (B) a modification of the Software by TAS or a third party at the request of TAS; or (ii) results from items not provided or approved by Windstream that contribute to a claim based on combination of such items with Software.

17.4 Indemnification Procedures. As a condition to an indemnifying party’s indemnification obligations under this Agreement, an indemnified party shall (i) give the indemnifying party prompt written notice of the claim, action or suit (provided that the failure of the indemnified party to provide prompt notice shall not relieve the indemnifying party from any of its obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby), (ii) reasonably cooperate with the indemnifying party in the defense and settlement of such claim, action or suit, (iii) give the indemnifying party authority to control the defense of the claim, action or suit and any settlement negotiations, provided the indemnifying party and any of its applicable insurance carriers have accepted the duty to indemnify the indemnified party and have demonstrated to the indemnified party’s satisfaction (based upon commercially reasonable analysis) that the indemnifying party and any applicable insurance carrier are financially capable of fully indemnifying the indemnified party.

18. LIMITATION OF LIABILITY

18.1 Limitation of Liability. EXCEPT WHEN CAUSED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CLAIM, CAUSE OF ACTION OR LIABILITY WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING UNDER OR RELATED TO THIS AGREEMENT. Notwithstanding anything herein to the contrary, the total liability of Windstream under or in connection with this Agreement or any SOW will be limited to the fees (excluding pass-through expenses) paid by TAS to Windstream in the twelve (12) months immediately preceding the date the claim arose.

18.2 Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS, OF ANY KIND WHATSOEVER

18.3 Effect of TAS Software. Windstream shall have no liability, express or implied, whether arising under contract, tort or otherwise which results directly or indirectly from the internal operations and performance of any TAS Software. Windstream will continue to perform the Services, except to the extent that the internal operations and performance of such TAS Software prevents such performance of the Services. In such event, Windstream will use its reasonable best efforts to implement an appropriate “work around” so as to minimize any material adverse effect to TAS.

19. MISCELLANEOUS

19.1 Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise if sent to each of the persons at the addresses or facsimile numbers set forth below for a party by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile during normal business hours to the place of business of the recipient; provided that any facsimile notice must be followed the same Day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business Day delivery.

In the case of Windstream:	Windstream Services, LLC.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Facsimile: (501)
Attention: Windstream Relationship Manager

With a copy to:	Attention: General Counsel

In the case of TAS:	Talk America Services, LLC

Little Rock, AR 722
Facsimile: (501)
Attention: TAS Relationship Manager

With a copy to:	Attention: General Counsel

All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, three (3) Days after being deposited in the mail; (ii) if sent via overnight courier, the next business Day after being deposited; or (iii) if sent via facsimile on a business Day, that Day, or if sent via facsimile on a Day that is not a business Day, the next Day that is a business Day; provided that any facsimile notice must be followed the same Day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business Day delivery. Either party may change its address or facsimile number or the individuals for notification purposes by giving the other party notice of the new address or telecopy number and/or individual and the date upon which it will become effective.

19.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision of this Agreement will be valid and enforceable to the extent permitted by law.

19.3 Entire Agreement. This Agreement and each of the Exhibits and Statements of Work, and the Billing and Remittance Agreement which are hereby incorporated by reference into this Agreement, are the entire agreement between the parties with respect to the subject matter hereof, and supersedes all oral agreements between the parties with respect to the subject matter hereof. There are no other representations, understandings, or agreements between the parties relative to such subject matter.

19.4 Amendments. No amendment to, or change, waiver, or discharge of, any provision of this Agreement will be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

19.5 Governing Law. This Agreement will be interpreted pursuant to and governed by the laws of the State of Arkansas applicable to contracts to be performed within Arkansas, without giving effect to any conflicts of law doctrine of such State. The Parties hereto expressly exclude the application of any non-United States laws and the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction that may be entered into between the Parties in connection with this Agreement.

19.6 Survival. The terms of Section 4.2 (Taxes), Section 8.1 (Dispute Resolution), Section 11 (Proprietary Rights), Section 12 (TAS Data), Section 14 (Confidentiality), Section 17 (Indemnification), Section 18 (Limitation of Liability), Section 19.1 (Notices), Section 19.3 (Entire Agreement), Section 19.5 (Governing Law), Section 19.8 (Third Party Beneficiaries), Section 19.11 (Assignment) and Section 19.12 (Press Releases) will survive the expiration of this Agreement or termination of this Agreement for any reason.

19.7 Relationship. The performance by Windstream of its duties and obligations under this Agreement are that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, creates or implies an agency relationship between TAS and Windstream, nor will this Agreement be deemed to constitute a joint venture or partnership between TAS and Windstream. Windstream and TAS agree that Windstream is an independent contractor and neither party’s personnel are agents or employees of the other party for federal or state tax purposes, and are not entitled to any employee benefits from the other party. Except as specifically set forth herein, each party assumes sole and full responsibility for its acts and the acts of its personnel, agents and subcontractors. Neither party has any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other party in any manner whatsoever except as specifically set forth herein.

19.8 Third Party Beneficiaries. Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than TAS or Windstream.

19.9 Acknowledgment. TAS and Windstream each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represents the agreement of the parties based upon the level of risk to TAS and Windstream associated with their respective obligations under this Agreement and the payments to be made to Windstream and charges incurred by Windstream pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement will not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

19.10 Covenant of Further Assurances. TAS and Windstream covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of TAS and Windstream will execute and deliver any further legal instruments and perform any acts which are or shall become necessary to effectuate the purposes of this Agreement.

19.11 Assignment. Windstream may assign, delegate, subcontract or otherwise convey or transfer (the “Assignment”) its rights, interests or obligations under this Agreement to any person or entity without the prior written consent of TAS. TAS may not assign, delegate, subcontract or otherwise convey or transfer its rights, interests or obligations under this Agreement without the prior written consent of Windstream, which will not be unreasonably withheld, except that TAS may assign or otherwise convey or transfer its rights, or interests under this Agreement pursuant to any merger, sale of all or substantially all of the business unit or division for which this Agreement is a part of, consolidation or other reorganization and may otherwise assign, convey or transfer its rights to any Affiliate of such party upon notice to, but not upon written consent of, the other party. A change in control shall not be deemed an assignment for purposes of this Agreement. All obligations and duties of any party under this Agreement shall be binding on all successors in interest and permitted assigns of such party. If the other party consents to the Assignment, the proposed assignee or transferee shall, upon completion of the Assignment, automatically succeed to the corresponding rights, interests, and obligations of the assigning and transferring party and shall be a successor of such party for purposes of this Agreement. Any transfer or assignment of this Agreement in violation of this Section shall be null and void.

19.12 Press Release. The parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a “Press Release”). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.

19.13 Counterparts. This Agreement shall be executed in any number of counterparts all of which taken together will constitute one single agreement between the parties.

19.14 Audit Rights.

19.14.1 TAS Audit Rights. Windstream shall provide to TAS, and to TAS’s internal and external auditors, inspectors, regulators and other representatives, as TAS may from time to time designate in writing, access at reasonable hours to Windstream personnel, to the facilities at or from which Services are then being provided and to Windstream records and other pertinent information, all to the extent reasonably relevant to an audit of Windstream’s obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections (a) to verify the integrity of TAS Data, (b) to examine the facilities and systems that are used to process, store, support and transmit that Data, (c) of (I) practices and procedures, (II) systems, (III) general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and security practices and procedures, and (IV) disaster recovery and back-up procedures, to the extent applicable, and (d) necessary to enable TAS to meet applicable regulatory requirements. Windstream shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including installing and operating audit software; and shall cooperate with TAS or its designees in connection with audit functions and with regard to examinations by regulatory authorities. TAS, its auditors (internal or external) and other representatives shall comply with Windstream’s reasonable security and confidentiality requirements, and shall conduct the audit in a manner that does not unreasonably disrupt, delay or interfere with Windstream’s provision of the Services. If any audit results in Windstream being notified that it is not in compliance with any federal, state or local law or the rules or regulations of any regulatory authority, Windstream shall comply with such law, rule or regulation and shall use its best efforts to do so within the period of time specified by such auditor or regulatory authority to the extent reasonably practicable.

19.14.2 Windstream Audit Rights. TAS shall provide to Windstream, and to Windstream’s internal and external auditors, inspectors, regulators and other representatives, as Windstream may from time to time designate in writing, access at reasonable hours to TAS personnel, to the facilities at or from which TAS is providing services to Windstream under this Agreement and to TAS records and other pertinent information, all to the extent reasonably relevant to an audit of TAS’s obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections (a) to verify the integrity of Windstream data, (b) to examine the facilities and systems that are used to process, store, support and transmit that data, (c) of (I) practices and procedures, (II) systems, (III) general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and security practices and procedures, and (IV) disaster recovery and back-up procedures, to the extent applicable, and (d) necessary to enable Windstream to meet applicable regulatory requirements. TAS shall provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including installing and operating audit software; and shall cooperate with Windstream or its designees in connection with audit functions and with regard to examinations by regulatory authorities. Windstream, its auditors (internal or external) and other representatives shall comply with TAS’s reasonable security and confidentiality requirements, and shall conduct the audit in a manner that does not unreasonably disrupt, delay or interfere with TAS’s provision of the services. If any audit results in TAS being notified that it is not in compliance with any federal, state or local law or the rules or regulations of any regulatory authority, TAS shall comply with such law, rule or regulation and shall use its best efforts to do so within the period of time specified by such auditor or regulatory authority to the extent reasonably practicable.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TAS: Talk America Services, LLC

By:
Name:
Title:
Date:

WINDSTREAM: Windstream Services, LLC

By:
Name:
Title:
Date:

Exhibit A

STATEMENT OF WORK #___

TO MASTER SERVICES AGREEMENT

This Statement of Work #     is entered into effective             , 2015, is attached to the Master Services Agreement (the “Master Agreement”) dated             , 2015 between Windstream Services, LLC (“Windstream”) and Talk America Services, LLC (“TAS”). The Master Agreement is incorporated herein by reference and the terms and conditions are applicable to the work performance under this Statement of Work.

1.	Term and Termination.

2.	Services.

3.	Fees.

4.	Service Levels.

5.	Project Managers. The project manager for each of Windstream and TAS are as follows

TAS Project Manager Windstream Project Manager:

6.	Miscellaneous.

IN WITNESS WHEREOF, the Parties hereto have caused this Statement of Work to be executed by their respective authorized representatives effective as of the date last written below.

Windstream Services, LLC.	Talk America Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit A – Page 1

STATEMENT OF WORK #1

TO MASTER SERVICES AGREEMENT

This Statement of Work #1 is entered into effective             , 2015, is attached to the Master Services Agreement (the “Master Agreement”) dated             , 2015 between Windstream Services, LLC, on behalf of its competitive local exchange and interexchange carrier affiliates (“Windstream”) and Talk America Services, LLC (“TAS”). The Master Agreement is incorporated herein by reference and the terms and conditions are applicable to the work performance under this Statement of Work.

1.     Term and Termination.

1.1 Initial Term. The initial term of this Statement of Work Term #1 shall be four (4) years, commencing on             , 2015, and ending on             , 2019 unless terminated earlier pursuant to the terms and conditions of the Agreement (the “Initial Term”).

1.2 Renewal. This Statement of Work #1 shall automatically renew at the end of the Initial Term (and at the end of each Renewal Term thereafter) for a one (1) year period unless either party shall provide not less than three hundred sixty five (365) Days’ notice of non-renewal to the other party (each a “Renewal Term”).

2.     Services. Windstream will be the exclusive provider of the following information services to TAS with regard to the Paetec Aptis billing system (pAptis):

2.1     IT Infrastructure and Applications. Using Windstream’s processes as of the effective date of this Statement of Work #1 as modified by Windstream from time to time during the Term, Windstream will provide the following IT infrastructure and applications services (the “IT Infrastructure and Applications Services”):

2.1.1 Operate, maintain, and provide access to pAptis and supporting systems (as described on Schedule A attached hereto) for TAS. TAS will not have access to make code changes, or parameter table updates;

2.1.2 Provide daily IT operations management and processing support for pAptis and supporting systems;

2.1.3 Retain current and historical customer bills based on existing regulatory requirements;

2.1.4 Provide end user support for IT operational issues for pAptis and supporting systems. Support will be provided in accordance with Windstream’s current incident management policies, to define incident severity, response, and resolution service levels.

2.1.5 Perform usage polling, mediation, rating and billing;

2.1.6 Apply tax vendor software updates; and

2.1.7 Provide remote access to enterprise networks for access to business applications when users are not physically connected to corporate networks.

2.1.8 Continued support for IVR call routing.

2.1.9 Provide inquiry access only to the third party systems listed on Schedule B as permitted by the third party.

2.2     Financial Services. Windstream will provide customer suspends, disconnects and restorals as directed by TAS (the “Financial Services”).

2.3     Billing Operations. Windstream will perform the following billing operations services (the “Billing Operations Services”):

2.3.1 Support product code modifications. TAS shall submit all desired changes to TAS customer product codes in writing. Windstream shall have at least four (4) weeks to provide product code modifications; however, depending upon complexity of changes requested, more time may be required.

2.3.2 Support the ability to modify rate plans, features and bundles on an ongoing basis. TAS will provide desired rate and plan updates to Windstream for updates. TAS will not have access to the systems to make updates. Windstream shall have at least four (4) weeks to provide rate updates. In the event of a regulatory change requiring changes to billing tables, Windstream will make every reasonable effort to meet those deadlines.

2.3.3 Provide billing support, including applying updates to products and services and supporting systems required for rating and application of appropriate taxes and surcharges.

2.3.4 Provide reasonable system modifications, as requested by TAS for regulatory/legal reasons.

2.3.5 Provide verification for all bill cycles, with the following agreed upon volumes:

2.3.5.1 For a billing cycle with less than 2,000 bills, Windstream will verify 3 bills from such cycle;

2.3.5.2 For a billing cycle with more than 1,999 bills, but less than 3,000 bills, Windstream will verify 4 bills from such cycle;

2.3.5.3 For a billing cycle with more than 2,999 bills, but less than 4,000 bills, Windstream will verify 5 bills from such cycle; and

2.3.5.4 For a billing cycle with more than 4,000 bills, Windstream will verify 6 bills from such cycle.

2.3.6 TAS customers will bill in Windstream’s existing bill cycles following Windstream’s published bill production schedule. Windstream will provide TAS a copy of the bill schedule prior to the start of each month. Windstream will advise TAS if the bill verification process indicates problems. Trending and variance analysis will follow existing processes and reporting on those analyses provided to TAS.

2.3.7 Provide assistance in the investigation of billing questions. Requests for assistance must be submitted to Windstream in written form.

2.3.8 Provide continued support for external billing, accounting and other audits. Windstream will provide a summarization of billing data and extracts including supporting detail at a Billing Account Number (“BAN”) level.

2.3.9 Provide journalized billing and additional services including but not limited to ad hoc reports, assistance with variance analysis, tax or regulatory investigations/questions, etc. Requests for assistance will be submitted to Windstream via email to @ WCI Billing Adminstration@windstream.com

2.4     Tax. Using Windstream’s processes as of the effective date of this Statement of Work #1 as modified by Windstream from time to time during the Term, Windstream will provide the following tax services (the “Tax Services”):

2.4.1 Support for tax filings through preparation of tax return work-papers, including tax reports and data manipulation required for tax filing.

2.4.2 Support customer care/billing calls for tax related questions;

2.4.3 Provide tax reports and identification of any variances with G/L activity.

2.4.4 Provide tax audit support for federal, state, and local levels for all applicable tax types. Windstream will not be responsible for managing any appeals resulting from the outcome of a tax audit. Audit appeal support will be provided for an additional hourly fee.

2.4.5 Provide tax compliance support, which support includes filing and paying applicable transaction tax returns and filings.

2.5 Reporting. Consistent with Windstream’s reporting processes as of the effective date of this Statement of Work #1 as modified by Windstream from time to time during the Term, Windstream will provide to TAS the following reporting services (the “Reporting Services”):

2.5.1 Billing – sales reporting metrics on customer counts, churn, sales, etc.;

2.5.2 Operating metrics including call volume, service levels, average answer times, abandon rates, average hold times, etc.;

2.5.3 Information as required for quality of service reports for accounting, tax and regulatory;

2.5.4 Revenue and access line information as required for state Commission or FCC reporting. Windstream shall submit the Lifeline reports on behalf of TAS following current policies and procedures;

2.5.5 Revenue variance and gathering of information needed for regulatory audits as requested by TAS.

2.6     Output Processing. Using its existing processes and document retention policies (as modified by Windstream from time to time during the Term), and existing print vendor SLAs, Windstream will provide the following output processing services (the “Output Processing Services”):

2.6.1 TAS the ability to access current and historical customer bills and data for disputes;

2.6.2 Production of paper and electronic invoices image, bill printing and mailing of invoices;

2.6.3 Application of bill messages, inserts and onserts as directed by TAS. This does not include costs of inserts.

2.7     Special Projects. Services in addition to those set forth in Sections 2.1 through 2.6 above, including professional services, conversion and de-conversion services and transition services, shall be treated as “Special Project Services” provided by Windstream. Such services will be provided on an ad hoc basis and provided by Windstream on such terms and conditions as Windstream and TAS shall determine for the requested Special Project Service.

3.     Fees. The fees and expenses for the information services (as described in Section 2 above) performed by Windstream for TSA pursuant to this Statement of Work #1 are set forth in that certain Billing and Remittance Agreement between Windstream, on behalf of its competitive local exchange and interexchange carrier affiliates, and CSL National, L.P., on behalf of itself and its affiliates, which fees and expenses are incorporated herein by reference.

4.     System Availabiltiy. Windstream shall maintain the availability of the production application environment at a minimum of 98% where “availability” is defined by TAS end-user ability to gain access to the environment. Calculated in accordance with the following formula: x = [(n - y) * 100]/n, where x = Availability percentage, n = total hours per month, and y = hours the Service was not available solely because of an act or omission by Windstream for Services within Windstream’s direct control.

5.     Project Managers. The project manager for each of Windstream and TAS are as follows

TAS Project Manager:	Windstream Project Manager:
Allison Taylor	Traci Steiner

6.	Miscellaneous. N/A

IN WITNESS WHEREOF, the Parties hereto have caused this Statement of Work to be executed by their respective authorized representatives effective as of the date last written below.

Windstream Services, LLC.	Talk America Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule A

Windstream Supporting Systems

Customer Portal

Nextop

Translator

WINhelp

The Document Center

Windows storage server

Schedule B

Third Party Supporting Systems

AT&T Toolbar

LSI GUI – Verizon Toolbar

STATEMENT OF WORK #2

TO MASTER SERVICES AGREEMENT

This Statement of Work #2 is entered into effective             , 2015, is attached to the Master Services Agreement (the “Master Agreement”) dated             , 2015 between Windstream Services, LLC, on behalf of its competitive local exchange and interexchange carrier affiliates (“Windstream”) and Talk America Services, LLC (“TAS”). The Master Agreement is incorporated herein by reference and the terms and conditions are applicable to the work performance under this Statement of Work.

1.	Term and Termination.

1.1 Initial Term. The initial term of this Statement of Work Term #2 shall be four (4) years, commencing on             , 2015, and ending on             , 2019 unless terminated earlier pursuant to the terms and conditions of the Agreement (the “Initial Term”).

1.2 Renewal. This Statement of Work #2 shall automatically renew at the end of the Initial Term (and at the end of each Renewal Term thereafter) for a one (1) year period unless either party shall provide not less than three hundred sixty five (365) Days’ notice of non-renewal to the other party (each a “Renewal Term”).

2.     Services. Windstream will be the exclusive provider of the following information services to TAS with regard to the CAMS, Nuvox Aptis (nAptis), RevChain 7 and RevChain 8 billing systems (the “Billing Systems”):

2.1 IT Infrastructure and Applications. Using Windstream’s processes as of the effective date of this Statement of Work #2 as modified by Windstream from time to time during the Term, Windstream will provide the following IT infrastructure and applications services (the “IT Infrastructure and Applications Services”):

2.1.1 Operate and maintain the Billing Systems for TAS. TAS will not have access to make code changes, or parameter table updates;

2.1.2 Provide daily IT operations management and processing support for the Billing Systems;

2.1.3 Retain current and historical customer bills based on existing regulatory requirements;

2.1.4 Continued support for IVR call routing.

2.1.5 Perform usage polling, mediation, rating and billing;

2.1.6 Apply tax vendor software updates; and

2.1.7 Provide remote access to enterprise networks for access to business applications when users are not physically connected to corporate networks.

2.2 Customer Service Support. Using Windstream’s processes as of the effective date of this Statement of Work #2 as modified by Windstream from time to time during the Term Windstream shall provide the following customer service support for TAS CLEC residential customers:

2.2.1 Support for inbound/outbound customer telephone calls, emails, written correspondence, etc.;

2.2.2 Order processing support including in—orders, out—orders, cancellations, and changes to customer accounts;

2.2.3 Customer adjustment processing including online adjustments etc. Windstream will not retain liability for bad debts, insufficient checks, etc.;

2.2.4 The ability to move reps to different call queues based on call volumes;

2.2.5 Support for customer disconnect requests/calls; and

2.2.6 Customer care/billing calls support for tax related questions.

2.3 Financial Services. Windstream will provide the following financial and collection services (the “Financial Services”):

2.3.1 Offline collections and support, including preparation of customer lists for dunning/demand notifications, suspend/restoral/disconnect services, write off balances, bankruptcies, and referral to 3rd party collections agency. International Fraud monitoring for all systems, high toll and known abuse monitoring on CAMS customers only and monitor front end toll errors and reprocessing of CDRs as needed;

2.3.2 Generation of treatment notices (demand and dunning);

2.3.3 Online collection support to include Inbound/Outbound call support to customers; and

2.3.4 Customer adjustments and refund reviews.

2.4 Sales. Windstream shall provide End of Life equipment support – processes and procedures as provided to Windstream’s customers today (the “Sales Services”).

2.5 Payment Assurance. Using Windstream’s processes as of the effective date of this Statement of Work #2 as modified by Windstream from time to time during the Term, Windstream will the following billing payment assurance services (the “Payment Assurance Services”):

2.5.1 Processing of payments through lock box;

2.5.2 Processing of payments through E-Pay, IVR, and other established payment channels; and

2.5.3 Investigation of misapplied payments.

2.6 Billing Operations. Windstream will perform the following billing operations services (the “Billing Operations Services”):

2.6.1 Support product code modifications. TAS shall submit all desired changes to TAS customer product codes in writing. Windstream shall have at least four (4) weeks to provide product code modifications; however, depending upon complexity of changes requested, more time may be required.

2.6.2 Support the ability to modify rate plans, features and bundles on an ongoing basis. TAS will provide desired rate and plan updates to Windstream for updates. TAS will not have access to the systems to make updates. Windstream shall have at least four (4) weeks to provide rate updates. In the event of a regulatory change requiring changes to billing tables, Windstream will make every reasonable effort to meet those deadlines.

2.6.3 Provide billing support, including applying updates to products and services and supporting systems required for rating and application of appropriate taxes and surcharges.

2.6.4 Provide reasonable system modifications, as requested by TAS for regulatory/legal reasons.

2.6.5 Provide verification for all bill cycles, with the following agreed upon volumes:

2.6.5.1 For a billing cycle with less than 2,000 bills, Windstream will verify 3 bills from such cycle;

2.6.5.2 For a billing cycle with more than 1,999 bills, but less than 3,000 bills, Windstream will verify 4 bills from such cycle;

2.6.5.3 For a billing cycle with more than 2,999 bills, but less than 4,000 bills, Windstream will verify 5 bills from such cycle; and

2.6.5.4 For a billing cycle with more than 4,000 bills, Windstream will verify 6 bills from such cycle.

2.6.6 TAS customers will bill in Windstream’s existing bill cycles following Windstream published bill production schedule. Windstream will provide TAS a copy of the bill schedule prior to the start of each month. Windstream will advise TAS if the bill verification process indicates problems. Trending and variance analysis will follow existing processes and reporting on those analyses provided to TAS.

2.6.7 Provide assistance in the investigation of billing questions. Requests for assistance must be submitted to Windstream in written form.

2.6.8 Provide continued support for external billing, accounting and other audits. Windstream will provide a summarization of billing data and extracts including supporting detail at a Billing Account Number (“BAN”) level.

2.6.9 Provide journalized billing and additional services including but not limited to ad hoc reports, assistance with variance analysis, tax or regulatory investigations/questions, etc. Requests for assistance will be submitted to Windstream via email to @ WCI Billing Adminstration@windstream.com

2.7 Tax. Using Windstream’s processes as of the effective date of this Statement of Work #2 as modified by Windstream from time to time during the Term, Windstream will provide the following tax services (the “Tax Services”):

2.7.1 Support for tax filings through preparation of tax return work-papers, including tax reports and data manipulation required for tax filing.

2.7.2 Support customer care/billing calls for tax related questions;

2.7.3 Provide tax reports and identification of any variances with G/L activity.

2.7.4 Provide tax audit support for federal, state, and local levels for all applicable tax types. Windstream will not be responsible for managing any appeals resulting from the outcome of a tax audit. Audit appeal support will be provided for an additional hourly fee.

2.7.5 Provide tax compliance support, which support includes filing and paying applicable transaction tax returns and filings.

2.8 Reporting. Consistent with Windstream’s reporting processes as of the effective date of this Statement of Work #2 as modified by Windstream from time to time during the Term, Windstream will provide to TAS the following reporting services (the “Reporting Services”):

2.8.1 Billing – sales reporting metrics on customer counts, churn, sales, etc.;

2.8.2 Operating metrics including call volume, service levels, average answer times, abandon rates, average hold times, etc.;

2.8.3 Information as required for quality of service reports for accounting, tax and regulatory;

2.8.4 Revenue and access line information as required for state Commission or FCC reporting. Windstream shall submit the Lifeline reports on behalf of TAS following current policies and procedures;

2.8.5 Revenue variance and gathering of information needed for regulatory audits as requested by TAS.

2.9 Output Processing. Using its existing processes and document retention policies (as modified by Windstream from time to time during the Term), and existing print vendor SLAs, Windstream will provide the following output processing services (the “Output Processing Services”):

2.9.1 TAS the ability to access current and historical customer bills and data for disputes;

2.9.2 Production of paper and electronic invoices image, bill printing and mailing of invoices;

2.9.3 Application of bill messages, inserts and onserts as directed by TAS. This does not include costs of inserts.

2.10 Special Projects. Services in addition to those set forth in Sections 2.1 through 2.6 above, including professional services, conversion and de-conversion services and transition services, shall be treated as “Special Project Services” provided by Windstream. Such services will be provided on an ad hoc basis and provided by Windstream on such terms and conditions as Windstream and TAS shall determine for the requested Special Project Service.

3.     Fees. The fees and expenses for the information services (as described in Section 2 above) performed by Windstream for TSA pursuant to this Statement of Work #2 are set forth in that certain Billing and Remittance Agreement between Windstream, on behalf of its competitive local exchange and interexchange carrier affiliates, and CSL National, L.P., on behalf of itself and its affiliates, which fees and expenses are incorporated herein by reference.

4.     Service Levels. N/A.

5.     Project Managers. The project manager for each of Windstream and TAS are as follows

TAS Project Manager:	Windstream Project Manager:
Allison Taylor	Traci Steiner

6.	Miscellaneous. N/A

IN WITNESS WHEREOF, the Parties hereto have caused this Statement of Work to be executed by their respective authorized representatives effective as of the date last written below.

Windstream Services, LLC.	Talk America Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: